SCHEDULE 14C INFORMATION

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NEUBERGER BERMAN ALTERNATIVE FUNDS
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Neuberger Berman Alternative Funds

Neuberger Berman Absolute Return Multi-Manager Fund

1290 Avenue of the Americas
New York, New York 10104
 800-877-9700

INFORMATION STATEMENT DATED NOVEMBER 15, 2017

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
 ARE REQUESTED NOT TO SEND US A PROXY

IMPORTANT NOTICE REGARDING THE
 AVAILABILITY OF THE INFORMATION STATEMENT

The Information Statement is available at www.nb.com.

The purpose of this Information Statement is to provide you with information about a new subadviser for the Neuberger Berman Absolute Return Multi-Manager Fund (the “Fund”), a series of Neuberger Berman Alternative Funds (the “Trust”).  The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Fund’s Prospectus or Statement of Additional Information, or its most recent Annual Report or Semi-Annual Report, free of charge, by writing to the address shown above, by calling 1-800-877-9700, or by visiting www.nb.com.  This Information Statement is being mailed on or about November 15, 2017 to shareholders of record as of October 30, 2017.

BACKGROUND

Neuberger Berman Investment Advisers LLC (the “Manager”), located at 1290 Avenue of the Americas, New York, NY 10104, is the Fund’s investment manager and administrator. Neuberger Berman BD LLC, located at the same address as the Manager, is the Fund’s distributor and principal underwriter.  The Manager is responsible for choosing the Fund’s investments and handling its day-to-day business, including the oversight of the investment activities of the subadvisers of the Fund (each, a “Subadviser” and collectively, “Subadvisers”).  The Manager allocates assets of the Fund to Subadvisers whose strategy it believes, when combined to form a single portfolio, can provide attractive risk-adjusted returns over the long term.

The Manager and the Fund have obtained an exemptive order from the Securities and Exchange Commission (“SEC”) that permits the Manager to engage additional unaffiliated Subadvisers, and to enter into and materially amend existing or future sub-advisory agreements with unaffiliated Subadvisers, upon the approval of the Trust’s Board of Trustees (“Board”), without obtaining shareholder approval. Accordingly, the Manager is able, subject to Board approval, to appoint and replace Subadvisers and to amend sub-advisory agreements without obtaining shareholder approval.

At its meetings held on March 29-30, 2017, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust or the Manager (“Independent Trustees”), considered and unanimously approved the Manager’s proposal to appoint BH-DG Systematic Trading LLP (“BH-DG”) as Subadviser to an allocated portion of the Fund. The Manager’s proposal was based on certain factors, including, but not limited to, the desire to add a new Subadviser that would complement the current investment strategies of the Fund’s other Subadvisers by offering greater style diversification. The other current Subadvisers to the Fund are Cramer Rosenthal McGlynn, LLC, GAMCO Asset Management Inc., Good Hill Partners LP, Levin Capital Strategies, L.P., P/E Global, LLC, Portland Hill Asset Management Limited, Sound Point Capital Management, L.P., and TPH Asset Management, LP.

For investment management services, the Fund pays the Manager a management fee.  The addition of the new Subadviser will not result in a change to the management fee paid by the Fund.

The following table shows the management fee paid to the Manager and the sub-advisory fees paid by the Manager to the Fund’s Subadvisers during the fiscal period ended October 31, 2017.

Management Fee Paid to the Manager	Management Fees Paid to the Manager as a % of Average Net Assets of the Fund	Sub-advisory Fees Paid by the Manager to the Subadvisers	Sub-advisory Fees Paid by the Manager to the Subadvisers as a % of Average Net Assets of the Fund
$8,372,252	1.85%	$3,991,671	0.88%

INFORMATION REGARDING THE NEW SUBADVISER

The following provides additional information about the new Subadviser.

BH-DG Systematic Trading LLP

General

BH-DG, located at 10 Grosvenor Street, London W1K 4QB, manages assets allocated to the managed futures strategy. BH-DG serves as a trading advisor to the Fund. BH-DG is not a registered investment adviser but is registered under the Commodity Exchange Act as a “commodity trading advisor.” As of October 31, 2017, BH-DG managed approximately $822 million in total assets.

Investment Strategy

BH-DG employs a managed futures strategy.

Directors and Executive Officers

The following are directors and/or executive officers of BH-DG. The address of each is 10 Grosvenor Street, London W1K 4QB.

Name	Position
David Gorton Iain Doran Umar Aziz	Chief Investment Officer Chief Operating Officer Chief Compliance Officer

No officer or Trustee of the Fund is an officer, employee, director, or shareholder of BH-DG.

Comparable Funds

BH-DG does not manage any other registered funds in accordance with a similar investment strategy.

Compensation

Under the sub-advisory agreement by and between the new Subadviser and the Manager (the “Sub-Advisory Agreement”), the Manager is responsible for all fees payable to the new Subadviser for its services as a Subadviser to the Fund. The Fund is not responsible for the payment of any portion of such fees. Accordingly, the appointment of the new Subadviser to the Fund does not affect the management fees paid by the Fund or its shareholders.

Information Regarding the Sub-Advisory Agreement

Pursuant to the Sub-Advisory Agreement, the Subadviser has been delegated responsibility for the day-to-day management of the assets of the Fund allocated to the Subadviser. The Sub-

Advisory Agreement provides in substance that the Subadviser will make and implement investment decisions for the Fund in its discretion and will continuously develop an investment program for the Fund’s assets allocated to such Subadviser.  The Sub-Advisory Agreement permits the Subadviser to effect securities transactions on behalf of the Fund through associated persons of the Subadviser.  The Sub-Advisory Agreement also specifically permits the Subadviser to compensate, through higher commissions, brokers and dealers who provide investment research and analysis to the Fund.

The Sub-Advisory Agreement continues with respect to the Fund until October 31, 2018, and is renewable from year to year thereafter, so long as its continuance is approved at least annually (1) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval and (2) by a vote of the holders of a majority of the outstanding voting securities (as defined by the 1940 Act) of the Fund or by the Trustees. The Sub-Advisory Agreement is subject to termination, without penalty, with respect to the Fund by a vote of a majority of the Trustees, or by a vote of a majority of the outstanding voting securities (as defined by the 1940 Act) of the Fund, or by the Manager, on not less than 30 nor more than 60 days’ prior written notice to the Subadviser.  The Subadviser is permitted to terminate the Sub-Advisory Agreement on 60 days’ prior written notice to the Fund and Manager. The Sub-Advisory Agreement also terminates automatically with respect to the Fund if it is assigned or if the management agreement between the Manager and the Trust terminates with respect to the Fund.

BOARD CONSIDERATIONS

At meetings held on March 29-30, 2017, the Board, including the Independent Trustees, considered and approved the Sub-Advisory Agreement between the Manager and BH-DG Systematic Trading LLP (an “Additional Subadviser”), which will be responsible for managing a portion of the assets of the Fund. The Independent Trustees were advised by counsel that is experienced in 1940 Act matters and that is independent of the Manager (“Independent Counsel”).

In evaluating the Sub-Advisory Agreement, the Board, including the Independent Trustees, reviewed materials furnished by the Additional Subadviser in response to questions submitted by the Manager, the Independent Trustees and Independent Counsel, and met with senior representatives of the Manager regarding the Additional Subadviser’s personnel, operations, compliance program and financial condition as they relate to the Fund. In addition, the Board, including the Independent Trustees, spoke with representatives of the Additional Subadviser regarding its personnel and operations.

The Board noted that the Manager and the Fund had obtained from the SEC an exemptive order that permitted the Manager to add or replace subadvisers to the Fund without a shareholder vote, provided the Independent Trustees approve the new subadviser and certain other steps are taken and that the Manager, pursuant to its agreement with the Fund and related subadviser oversight policies and procedures approved by the Board, is responsible for overseeing the Additional Subadviser.

Provided below is a description of the Board’s contract approval process and the material factors that the Board considered at its meeting regarding the approval of the Sub-Advisory Agreement and the compensation to be paid thereunder. In connection with its approval of the Sub-Advisory Agreement, the Board evaluated the terms of the Sub-Advisory Agreement, the overall fairness of the Sub-Advisory Agreement to the Fund and whether the Sub-Advisory Agreement was in the best interests of the Fund and Fund shareholders. The Board’s determination to approve the Sub-Advisory Agreement was based on a comprehensive consideration of all information provided to the Board.  This description is not intended to include all of the factors considered by the Board.  In their deliberations, the Board members did not identify any particular information or factor that was all-important or controlling, and each Trustee may have attributed different weights to the various factors.  The Board focused on the potential costs and benefits of the Sub-Advisory Agreement to the Fund and, through the Fund, its shareholders.

With respect to the nature, extent and quality of the services provided, the Board considered the investment philosophy and decision-making processes of, and the qualifications, experience, and capabilities of, and the resources available to, the portfolio management personnel of the Additional Sub-Adviser who would perform services for the Fund. The Board reviewed the performance for accounts managed by the Additional Subadviser that were substantially similar in strategy to the strategy the Additional Subadviser will use for the Fund, noting that the accounts may not be subject to the same 1940 Act restrictions as the Fund. The Board considered the policies and practices regarding brokerage and allocation of portfolio transactions of the Additional Subadviser and noted that the Manager would monitor the quality of the execution services provided by the Additional Subadviser.

The Board also considered the Additional Subadviser’s compliance history, as well as the scope of its compliance program, including the Fund’s Chief Compliance Officer’s and the Manager’s assessment of the program. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving the Additional Subadviser, and reviewed information regarding its financial condition, history of operations and any conflicts of interest in managing the Fund.

With respect to the overall fairness of the Sub-Advisory Agreement, the Board had previously considered the Fund’s fee structure as compared to a peer group of comparable funds provided by an outside consulting firm and any fall-out benefits likely to accrue to the Manager or its affiliates. The Manager indicated that similar comparative information was not available with respect to the amount paid to the Additional Subadviser. The Board did, however, consider an estimate of the costs of the services to be provided and estimated profit or loss that would be realized by the Manager as a result of adding the Additional Subadviser. The Board also considered the fees the Additional Subadviser charges for products with investment objectives, policies and strategies that are similar to those of the Fund. The Board did not give substantial weight to the estimated profitability data from the Additional Subadviser because the Board did not view this data as being a key factor to its deliberations given the arm’s-length nature of the relationship between the Manager and the Additional Subadviser with respect to the negotiation of subadvisory fee rate.  To test its assumption of an arm’s-length fee rate, the Board requested from the Manager information about any other business relationships it has with the Additional Subadviser.  In addition, the Board noted that the Additional Subadviser may not account for its profits on an account-by-account basis and may employ different methodologies in connection with its calculations. It considered that the Sub-Advisory Agreement will provide for a breakpoint in the fee and, as a general matter, the way in which the breakpoint would factor into the fees paid by the Fund.

Conclusions as to Additional Sub-Advisory Agreement

In approving the Sub-Advisory Agreement, the Board concluded that, in its business judgment, the terms of the Sub-Advisory Agreement are fair and reasonable and that approval of the Agreement is in the best interests of the Fund and its shareholders. In reaching this determination, the Board considered that the Additional Subadviser could be expected to provide a high level of service to the Fund; that the Additional Subadviser’s fees appeared to the Board to be reasonable given the nature, extent and quality of services expected to be provided; and that the expected benefits accruing to the Additional Subadviser and its affiliates and the Manager and its affiliates by virtue of their relationship with the Fund were reasonable in light of the expected costs of providing the sub-advisory services and the expected benefits accruing to the Fund.

ADDITIONAL INFORMATION ABOUT THE FUND

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Board, affiliates of the Manager or Subadvisers are permitted to act as brokers for the Fund in the purchase and sale of its portfolio securities (other than certain securities traded on the over-the-counter market) where such brokers are capable of providing best execution (“Affiliated Brokers”). For the fiscal period ended October 31, 2017, the Fund did not pay any brokerage commissions to Affiliated Brokers.

Control Persons and Principal Holders

As of October 31, 2017, the following are all of the beneficial and record owners of five percent or more of a class of the Fund. Except where indicated with an asterisk, the owners listed are record owners. These entities hold these shares of record for the accounts of certain of their clients and have informed the Fund of their policy to maintain the confidentiality of holdings in their client accounts, unless disclosure is expressly required by law.

Class	Name & Address	Percent Owned
Absolute Return Multi- Manager Portfolio – Class A	Raymond James Omnibus for Mutual Funds House Account 880 Carillon Pkwy St. Petersburg, FL	26.71%
	Charles Schwab & Co. Inc. Attn: Mutual Funds 211 Main Street San Francisco, CA 94105	18.17%
	Pershing LLC 1 Pershing Plaza Jersey City, NJ 07399-0002	8.09%
	Morgan Stanley Harborside Financial Center Plaza 2 3rd Floor Jersey City, NJ 07311	7.70%
	MLPF&S For the Sole Benefit of Its Customers Attn: Fund Administration (97NX1) 4800 Deer Lake Dr E Fl 2 Jacksonville, FL 32246-6484	6.92%
Absolute Return Multi- Manager Portfolio – Class C	American Enterprise SVC 707 2nd Avenue S Minneapolis, MN 55402-2405	22.48%
	Merrill Lynch Pierce Fenner & Smith Inc Fund Administration Attn: Service Team 4800 Deer Lake Dr E Fl 2 Jacksonville, FL 32246-6484	18.79%
	Raymond James Omnibus for Mutual Funds House Account 880 Carillon Pkwy St. Petersburg, FL 33716-1100	14.03%
	UBS WM USA Omni Account M/F Spec Cdy A/C EBOC UBSFSI 1000 Harbor Blvd Weehawken, NJ 07086-6761	13.74%

Class	Name & Address	Percent Owned
	Morgan Stanley Harborside Financial Center Plaza 2 3rd Floor Jersey City, NJ 07311	10.99%
	LPL Financial 4707 Executive Drive San Diego, CA 92121-3091	5.36%
Absolute Return Multi- Manager Portfolio – Institutional Class	National Financial Services LLC For the Exclusive Benefit of our Customers Attn: Mutual Funds Dept. 499 Washington Blvd Fl 4 Jersey City, NJ 07310-1995	20.94%
	Charles Schwab & Co. Inc. Attn: Mutual Funds 211 Main Street San Francisco, CA 9410	16.96%
	UBS WM USA Omni Account M/F Spec Cdy A/C EBOC UBSFSI 1000 Harbor Blvd Weehawken, NJ 07086-6761	12.57%
	Pershing LLC 1 Pershing Plaza Jersey City, NJ 07399-0002	12.20%
	LPL Financial Omnibus Customer Account 4707 Executive Drive San Diego, CA 92121-3091	9.22%
	Morgan Stanley Harborside Financial Center Plaza 2 3rd Floor Jersey City, NJ 07311	6.89%

Class	Name & Address	Percent Owned
Absolute Return Multi- Manager Portfolio – Class R6	Strategic Partnership Fund NB LLC Neuberger Berman Inv Advisers LLC as Manager Attn: Private Client Service 1290 Avenue of the Americas 22nd FL New York, NY 10104-0002	81.66%
	NFS LLC FEBO FIIOC As Agent for Qualified Employee Benefit Plans (401k) FINOPS-IC FUNDS 100 Magellan Way #KWIC Covington, KY 41015-1987	9.14%
	NFS LLC FEBO The Private Bank and Trust Co. 120 S La Salle Street Fl 7 Chicago, IL 60603-3403	8.90%

As of October 31, 2017, the Trustees and officers, as a group, owned less than 1% of each class of shares of the Fund.

Outstanding Shares

There were 27,492,664 Institutional Class shares, 1,934,307 Class A shares, 1,749,620 Class C shares and 1,174,931 Class R6 shares of the Fund issued and outstanding as of October 31, 2017.  Each share shall be entitled to one vote on any matter in which it is entitled to vote.

Document Delivery.  Please note that only one annual report or information statement may be delivered to two or more shareholders of the Fund who share an address, unless the Fund has received instructions to the contrary.  To request a separate copy of an annual report or information statement, or for instructions as to how to request a separate copy of such documents or as to how to request a single copy if multiple copies of such documents are received, shareholders should contact the Fund at 1290 Avenue of the Americas, New York, New York 10104 or 1-800-877-9700.

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